SCHEDULE OF SUBSIDIARIES

Exhibit 21.01

State or Country

Name	of Organization

Essential Innovations Corp.	Canada
Essential Innovations Asia Ltd.	Hong Kong
Pacìfic Geoexchange Inc.	Canada
Earth Source Energy Inc.	Canada